(KIRKLAND’S LOGO)

News Release

Contact: Mike Madden
Vice President & CFO (731) 668-2444

KIRKLAND’S REPORTS FIRST QUARTER RESULTS

JACKSON, Tenn. (June 1, 2007) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week period ended May 5, 2007.

Net sales for the 13-week period ended May 5, 2007, were $82.3 million compared with $92.6 million for the 13-week period ended April 29, 2006. Comparable store sales for the first quarter of fiscal 2007 decreased 18.8%. The Company reported a 5.1% comparable store sales decrease in the prior-year quarter. Comparable store sales in mall stores declined 20.9% for the first quarter while comparable store sales in off-mall stores declined 16.8%. The Company opened 10 stores and closed 12 stores during the quarter.

The Company reported a net loss of $7.5 million, or $0.38 per diluted share, for the first quarter of fiscal 2007, compared with a net loss of $3.0 million, or $0.16 per diluted share, for the prior-year period.

Robert Alderson, Kirkland’s Chief Executive Officer, said, “Consistent with our sales announcement in May, we reported earnings results outside our previously issued range due to fixed cost deleveraging and a shift in our effective tax rate. Traffic trends were once again very challenging and reflect continued softness in the home décor retail sector. Customer reaction to certain merchandise themes we introduced during the quarter has been mixed, and we are refining the way we execute our presentation and marketing to deliver more focus on key items and value. Inventories were lean at year end. We made an effort to build up inventories during the quarter and are comfortable with our inventory levels as we enter the second quarter.”

Second Quarter and Fiscal 2007 Outlook
The Company issued guidance for the second quarter ending August 4, 2007, of a net loss of $0.35 to $0.40 per diluted share, including approximately $0.05 per share in costs associated with the opening of a store support office in Nashville, Tennessee during the quarter, compared with a net loss of $0.29 per diluted share in the prior-year period. Net sales are expected to be $85 million to $88 million, with a comparable store sales decrease of 12% to 15% compared with net sales of $91.0 million and a comparable store sales decrease of 9.0% in the prior-year period. The Company expects to open approximately 12 stores and close 6 stores in the second quarter. For the full year, the Company expects to open approximately 35 to 40 new stores and close approximately 40 to 50 stores.

-MORE-
805 N. Parkway ¦ Jackson, Tennessee 38305 ¦ (731) 668-2444

KIRK Reports First Quarter Results

June 1, 2007

The Company also announced that due to persistently adverse sector trends and the Company’s ongoing turnaround efforts, it has elected to issue guidance for one quarter in advance and discontinue the practice of issuing annual sales and earnings guidance at this time.

Mr. Alderson added, “While our assortment now presents a more updated and broadened style, results were mixed. During the quarter, we overly focused on visually presenting and marketing these style changes within themes and collections and strayed from our value message. Going forward, we intend to focus intently on key items and value – the core strength of Kirkland’s. These merchandising efforts, improved execution in the stores under new leadership, continued tight inventory management, and added emphasis on expense control are our priorities for the remainder of 2007. The industry and sector challenges remain, and it is difficult to predict a better retail environment near-term, but we do expect improvement in our results as the year progresses.”

Investor Conference Call and Web Simulcast
Kirkland’s will host a conference call on June 1, 2007, at 11:00 a.m. ET to discuss its results of operations for the first quarter of fiscal 2007. The number to call for this interactive teleconference is (913) 981-4900. A replay of the conference call will be available through June 8, 2007, by dialing (719) 457-0820 and entering the confirmation number, 8654274.

The live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website, www.kirklands.com, or at http://www.videonewswire.com/event.asp?id=38947 on June 1, 2007, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through June 8, 2007.

Kirkland’s, Inc. was founded in 1966 and is a leading specialty retailer of home décor in the United States.  Although originally focused in the Southeast, the Company has grown beyond that region and currently operates over 347 stores in 37 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on May 2, 2007. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

-MORE-

KIRK Reports First Quarter Results

June 1, 2007

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	13 Week Period Ended
	May 5,	April 29,
	2007	2006
Net sales	$82,314	$92,605
Cost of sales	60,083	64,763

Gross profit	22,231	27,842
Operating expenses:
Other operating expenses	29,639	28,845
Depreciation and amortization	5,017	4,285
Store impairment charge	273	—

Operating loss	(12,698)	(5,288)
Interest expense	27	28
Interest income	(179)	(108)
Other income	(58)	(80)

Loss before income taxes	(12,488)	(5,128)
Income tax benefit	(4,989)	(2,103)

Net loss	$(7,499)	$(3,025)

Earnings per share:
Basic	$(0.38)	$(0.16)

Diluted	$(0.38)	$(0.16)

Shares used to calculated earnings per share:
Basic	19,483	19,383

Diluted	19,483	19,383

-MORE-

KIRK Reports First Quarter Results

June 1, 2007

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in thousands)

	May 5, 2007	February 3, 2007
ASSETS
Current assets:
Cash and cash equivalents	$293	$25,358
Inventories, net	49,221	44,790
Other current assets	13,172	8,072

Total current assets	62,686	78,220
Property and equipment, net	69,547	71,314
Other long-term assets	2,727	1,932

Total assets	$134,960	$151,466

LIABILITIES AND SHAREHOLDERS’ EQUITY
Revolving line of credit	$1,442	$—
Accounts payable	15,985	20,572
Other current liabilities	21,764	26,792

Total current liabilities	39,191	47,364
Deferred rent and other long-term liabilities	35,160	36,120

Total liabilities	74,351	83,484

Net shareholders’ equity	60,609	67,982

Total liabilities and shareholders’ equity	$134,960	$151,466

-END-